                                                                    EXHIBIT 3.11


                                AMENDMENT NO. 1

                                    TO THE

                    FIRST AMENDED AND RESTATED AGREEMENT OF

                      LIMITED PARTNERSHIP OF FVP GP, L.P.

                          DATED AS OF AUGUST 11, 1995
                   -----------------------------------------

     This Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of FVP GP, L.P., dated as of August 11, 1995 (the "Agreement"), is dated as of September __, 1996.

     The Agreement is hereby amended as follows:

     1. Paragraph 2.5 of the Agreement is hereby amended by replacing the clause "June 30, 2002, which period shall be extended by the General Partner for up to two additional one-year periods from such date" with the clause "December 31, 2005, which period shall be extended by the General Partner to a date not later than June 30, 2007,".

     2. Paragraph 3.11 of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit A hereto.

     3. A new paragraph 3.12 is hereby added, to read in its entirety as set forth on Exhibit B hereto.

     4. Schedule A to the Agreement is hereby amended to read in its entirety as set forth in the Schedule A attached hereto.

     Except as expressly amended hereby, the Agreement is, and shall remain, in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the ____ day of September, 1996.


                                         GENERAL PARTNER:
                                         ---------------

                                         FRONTIERVISION INC.


                                         By: /s/ James C. Vaughn
                                            -----------------------------
                                            Name: James C. Vaughn
                                            Title: President


                                         LIMITED PARTNERS:
                                         ----------------


                                         J.P. MORGAN INVESTMENT CORPORATION

                                         By: /s/ John W. Watkins
                                            -----------------------------
                                            Name:  John W. Watkins
                                                 ------------------------
                                            Title: Vice President
                                                  -----------------------


                                         1818 II CABLE CORP.

                                         By: /s/ Richard H. Witmer, Jr.
                                            -----------------------------
                                         Name: Richard H. Witmer, Jr.
                                              ---------------------------
                                         Title: Secretary
                                               --------------------------


                                         OLYMPUS CABLE CORP.

                                         By: /s/ James A. Conroy
                                            -----------------------------
                                         Name: James A. Conroy
                                              ---------------------------
                                         Title: President
                                               --------------------------


                                         FIRST UNION CAPITAL PARTNERS,
                                           INC.

                                         By: /s/ L. Watts Hamrick, III
                                            -----------------------------

                                         Name:  L. Watts Hamrick, III
                                              ___________________________
                                         Title: Senior Vice President
                                               __________________________

                                     /s/ James C. Vaughn
                                     ____________________________________
                                     JAMES C. VAUGHN

                                     /s/ John S. Koo
                                     ____________________________________
                                     JOHN S. KOO



Accepted and agreed to
as to paragraph 3.11(e):

/s/ James C. Vaughn
------------------------
James C. Vaughn

/s/ John S. Koo
------------------------
John S. Koo

                                   Exhibit A
                                   ---------

                           To Amendment No. 1 to the
                    First Amended and Restated Agreement of
                      Limited Partnership of FVP GP, L.P.
                    ---------------------------------------


    3.11   Deferral of Capital Commitment Payments; Loans.
           ----------------------------------------------

          (a) Each Partner shall have an absolute and unconditional obligation to make payments with respect to such Partner's Capital Commitment as provided in paragraph 3.3.1. However, Mr. Vaughn has advised the Partnership that he wishes to defer making payments with respect to his Capital Commitment in excess of $149,957.55 until the earlier of (the "Final Payment Date") (i) June 30, 2007 and (ii) such time as the Partnership has been liquidated and any liquidation proceeds have been distributed to the Partners. Mr. Vaughn shall have an absolute obligation to pay his Capital Commitment obligation in excess of $149,957.55 on the Final Payment Date (to the extent such payment has been called by the Partnership and has not previously been made by Mr. Vaughn). Any failure by Mr. Vaughn to make such payments at such time shall constitute a material breach of, and default under, this Agreement. In addition, in the event that at any time or from time to time after August 15, 1996 Mr. Vaughn receives payments in respect of his interests as a limited partner of, or as a participant in certain bonus pools relating to, various partnerships affiliated with Triax Communications Corporation (each such event a "Vaughn Funding Event"), he shall be required to make payments with respect to his Capital Commitment (to the extent such payments have been called by the Partnership and have not previously been made by Mr. Vaughn) to the extent of the net after tax proceeds of such payments (each such payment a "Vaughn Funding Payment"), calculated using the highest effective marginal combined federal and applicable state and local income tax rate then in effect. Any failure by Mr. Vaughn to make such payments at such time shall constitute a material breach of, and default under, this Agreement. If Mr. Vaughn shall fail to make any payment with respect to his Capital Commitment obligation prior to the Final Payment Date (in which case, he shall be a "Non-Paying Partner"), he shall not be deemed to have breached, or to be in default under, this Agreement provided that at the time of such nonpayment (i) he otherwise is in compliance with the terms and provisions of this Agreement and

(ii) he has made (and thereafter shall continue to make) the Vaughn Funding Payments upon the occurrence of the Vaughn Funding Events. Similarly, Mr. Koo has advised the Partnership that he wishes to defer making payments with respect to his Capital Commitment in excess of $80,914.86 until the Final Payment Date. Mr. Koo shall have an absolute obligation to make all payments with respect to his Capital Commitment (to the extent such payments have been called by the Partnership and have not previously been made by Mr. Koo) no later than the Final Payment Date. Any failure by Mr. Koo to make such payments at such time shall constitute a material breach of, and default under, this Agreement. If Mr. Koo shall fail to make any payment with respect to his Capital Commitment prior to the Final Payment Date (in which case he shall be a "Non-Paying Partner"), he shall not be deemed to have breached, or to be in default under, this Agreement provided that on such date he otherwise is in compliance with the terms and provisions of this Agreement. Upon any failure of a Non-Paying Partner to make a required payment as aforesaid, the Class X and Class Z Limited Partners shall, in proportion to their Capital Commitments, loan an aggregate amount equal to such payment to the Partnership (that portion of such aggregate amount loaned by each such Class X or Class Z Limited Partner, a "Special Loan", and each such Class X and Class Z Limited Partner, a "Special Lending Partner").

          (b) Each Special Loan shall mature on the Final Payment Date and shall be evidenced by a promissory note (a "Special Note") of the Partnership payable to the Lending Partner in the amount of the Special Loan. Interest on the original principal amount of each Special Loan, at the rate of 12% per annum, compounded annually (or, if less, the maximum rate permitted by applicable provisions of law) shall be payable on the date such Special Loan is paid. Any capital contributions made by the Non-Paying Partner for whose benefit the Special Loan was made, any distributions that otherwise would have been made to such Non-Paying Partner (except, in the case of distributions, for "Permitted Distributions" (as defined in paragraph 3.11(f) below), which will continue to be distributed to the Non-Paying Partner) and any Deferred Compensation Payments (as hereinafter defined) that otherwise would have been paid by FrontierVision to such Non-Paying Partner (except, in the case of Deferred Compensation Payments, for amounts necessary to enable the Non-Paying Partner to pay taxes on the related income, which will continue to be paid) will be applied to reduce the Special Loans

(including accrued interest) made with respect to such Non-Paying Partner and, in the case of distributions and Deferred Compensation Payments, will be treated as if they had been distributed or paid, as applicable, to such Non-Paying Partner and then were contributed by such Non-Paying Partner to the Partnership in respect of his Capital Commitment. To the extent (if any) of the amount of the principal of, and accrued interest on, a Special Loan that is repaid by the Partnership other than out of capital contributions made by, or distributions that otherwise would have been made to, or Deferred Compensation Payments that otherwise would have been paid by FrontierVision to, the Non-Paying Partner for whose benefit the Special Loan was made (e.g., out of amounts that otherwise
                                         ----
would have been available to pay distributions to the Partners other than the Non-Paying Partner) (the "Repayment Amount"), whether by reason of the maturity of the Special Loan prior to sufficient available capital contributions by and distributions to the Non-Paying Partner, its acceleration or otherwise, any capital contributions thereafter made by, any distributions that thereafter would have been made to, and any Deferred Compensation Payments that thereafter would have been paid by FrontierVision to, the Non-Paying Partner for whose benefit the Special Loan was made (except, in the case of distributions and Deferred Compensation Payments, for amounts necessary to enable the Non-Paying Partner to pay taxes on his allocable share of the related income, which will continue to be distributed or paid, as applicable) will be distributed to the other Partners in proportion to their Capital Commitments, until the other Partners have so received an amount equal to the Repayment Amount and, in the case of distributions and Deferred Compensation Payments, will be treated as if such amounts had been distributed or paid, as applicable, to the Non-Paying Partner and then were contributed by such Non-Paying Partner to the Partnership in respect of his Capital Commitment. Each Special Loan shall be non-recourse to any Partner of the Partnership, other than the Non-Paying Partner for whose benefit the Special Loan was made. As used in this paragraph 3.11(b), "Deferred Compensation Payments" means amounts payable to a Partner pursuant to the FrontierVision Executive Deferred Compensation Plan, as amended from time to time.

          (c) When and as a Non-Paying Partner makes the payments in respect of his Capital Commitment that he previously deferred, he shall make such payments as a Capital Contribution to the Partnership and the proceeds thereof shall be applied to the reduction of the Special Loan(s) made with respect to such Non-Paying Partner.

          (d) If any of the following events shall occur and be continuing for any reason whatsoever (and whether it shall be voluntary or involuntary or occur or be effected by operation of law or otherwise):

               (i) the Partnership defaults in the payment when due of any principal of or interest on any Special Loan or Special Note,

               (ii) any event of default occurs (and is not waived) under the Senior Subordinated Notes or Junior Subordinated Notes, or any other indebtedness of the Partnership, FrontierVision or any Operating Entity for borrowed money in an aggregate amount in excess of $5,000,000, and, as a result of such event of default, such indebtedness becomes or is declared due and payable prior to its stated maturity,

               (iii) the Partnership, FrontierVision or any Operating Entity shall (A) be generally not paying its debts as they become due, (B) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (C) make an assignment for the benefit of its creditors, (D) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, (E) be adjudicated insolvent or be liquidated or (F) take partnership action for the purpose of any of the foregoing, or

               (iv) a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Partnership, FrontierVision or the Operating Entity, as applicable, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Partnership, FrontierVision or any Operating Entity, or if any petition for any such relief shall be filed against the Partnership, FrontierVision or any Operating Entity and such petition shall not be dismissed within 60 days, then (x) upon the occurrence of any event of default described in clause (iii) or (iv), the unpaid principal amount of and the accrued interest on the Special Notes shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Partnership or (y) upon the occurrence of any other event of default, the holder or holders of at least 51% of the unpaid principal amount of the Special Notes at the time outstanding may, by written notice to the Partnership, declare all of the Special Notes to be, and the same shall forthwith become, due and payable, together with accrued interest thereon which shall be deemed matured. Nevertheless, if at any time after acceleration of the maturity of any Special Note or Notes, the Partnership shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal at the rate specified in the Special Notes) and all events of default (other than non-payment of principal of and accrued interest on Special Notes due and payable solely by virtue of acceleration) shall be remedied or waived by the holder or holders of at least 51% of the unpaid principal amount of the Special Notes at the time outstanding by written notice to the Partnership, then the acceleration and its consequences shall be rescinded and annulled; but such action shall not affect any subsequent event of default or impair any right consequent thereon.

          (e) During such time as any Special Loan is outstanding with respect to Mr. Vaughn or Mr. Koo, he shall from time to time provide to each of the Special Lending Partners, within 120 days after a written request therefor, his personal financial statement as of the date specified in the request.

          (f) For purposes of determining the "Permitted Distributions" to which a Non-Paying Partner is entitled, the Limited Partnership Interest of a Non-Paying Partner shall be treated as if divided into two Limited Partnership Interests, one (the "Paid Partnership Interest") with a Capital Commitment equal to the Capital Contributions actually made by such Non-Paying Partner to the Partnership (expressly excluding any distributions applied to reduce the Special Loans and treated as contributions by the Non-Paying Partner) and the other (the "Unpaid Partnership Interest") with a Capital Commitment equal to the amount by which the Capital Commitment of the Non-Paying Partner exceeds the Capital Contributions actually made by such Non-Paying Partner to the Partnership (expressly excluding any distributions applied to reduce the Special Loans and treated as contributions by the Non-Paying Partner). With respect to the Non-Paying Partner's Paid Partnership Interest, "Permitted Distributions" shall mean distributions of an amount equal to the greater of (i) the amount of distributions that are payable in respect of the Paid Partnership Interest pursuant to paragraph 4.2, but only if, and to the extent that, (A) no event of default of a type described in paragraph 3.11(d) has occurred and (B) after giving effect to such distributions, the fair market value of such Non-Paying Partner's Limited Partnership Interest in the Partnership (as determined in good faith by the General Partner with the Consent of the Special Lending Partners whose Special Loans represent at least 51% of the principal amount of all Special Loans made in respect of such Non-Paying Partner) exceeds 150% of the sum of the then outstanding principal amount of, and accrued interest on, all Special Loans made in respect of such Non-Paying Partner and all then existing unused commitments of the Class X and Class Z Limited Partners to make Special Loans in respect of such Non-Paying Partner; and (ii) the amount necessary to enable the Non-Paying Partner to pay taxes on his allocable share of the taxable income that relates to the distributions that, but for paragraph 3.11(b), would have been payable to the Non-Paying Partner in respect of his Paid Partnership Interest. With respect to the Non-Paying Partner's Unpaid Partnership Interest, "Permitted Distributions" shall mean distributions of the amount necessary to enable the Non-Paying Partner to pay taxes on his allocable share of the taxable income that relates to the distributions that, but for paragraph 3.11(b), would have been payable to the Non-Paying Partner in respect of his Unpaid Partnership Interest.

                                   Exhibit B
                                   ---------

                           To Amendment No. 1 to the
                    First Amended and Restated Agreement of
                      Limited Partnership of FVP GP, L.P.
                    ---------------------------------------


          3.12.  August 1996 Offering.  Pursuant to a Limited Partnership
                 --------------------
Interest and Notes Purchase Agreement made as of the 15th day of August, 1996, by and among FrontierVision, the Partnership, and the Persons set forth on
Schedule 1 thereto (the "New FrontierVision Purchase Agreement"), FrontierVision offered (the "August 1996 Offering") to each of its partners as of July 31, 1996 the opportunity to acquire up to $10,336,000 of partnership interests (the "New Partnership Interests"), $20,064,000 of 14% junior subordinated notes of FrontierVision (the "New Junior Subordinated Notes") and $45,600,000 of 12% senior subordinated notes of FrontierVision (the "New Senior Subordinated Notes"). Pursuant to the New FrontierVision Purchase Agreement, the Partnership has agreed to increase its capital commitment to FrontierVision by one percent (1%) of the amount of New Partnership Interests, including those held by the Partnership (the Partnership's "New FrontierVision Capital Commitment") and to purchase New Junior Subordinated Notes and New Senior Subordinated Notes in an amount equal to one percent (1%) of the aggregate amount of New Junior Subordinated Notes and New Senior Subordinated Notes (including those held by the Partnership). (The amount the Partnership is required to loan to FrontierVision under the New FrontierVision Purchase Agreement is sometimes referred to herein as the Partnership's "New FrontierVision Loan Amount.") To enable the Partnership to make capital contributions to FrontierVision pursuant to its New FrontierVision Capital Commitment and loans to FrontierVision under its New FrontierVision Loan Amount, the Capital Commitments of the Class Y Limited Partners and of the General Partner to the Partnership are being increased effective upon the closing of the August 1996 Offering. Such increase in the Capital Commitments of each of the Class Y Limited Partners and the General Partner is sometimes hereinafter referred to as such Partner's "New Capital Commitment."

          3.12.1(a) Pursuant to paragraph 3.12.2 of the FrontierVision Partnership Agreement (being adopted on the date hereof), no later than six months after the closing of the August

1996 Offering, the Partnership, with the approval of the FrontierVision Advisory Committee, may (but in no event shall be required to) reduce the amount each of the partners of FrontierVision is required to contribute and loan to FrontierVision pursuant to the New Purchase Agreement. In the event the Partnership's New FrontierVision Capital Commitment and New FrontierVision Loan Amount are reduced pursuant to paragraph 3.12.2 of the FrontierVision Partnership Agreement, the General Partner shall correspondingly reduce the New Capital Commitments of the Class Y Limited Partners and the General Partner.

          (b) Any reduction of the New Capital Commitments of the Class Y Limited Partners and the General Partner pursuant to this paragraph 3.12.1 shall be made by the General Partner, with the Consent of a majority in Interest of the Class X Limited Partners, in a manner such that, to the extent practicable, the General Partner's and each Class Y Partner's New Capital Commitment is reduced proportionately.

          (c) Each Partner hereby authorizes the General Partner to amend Schedule A hereto to reflect any reduction in the New Capital Commitments of the Class Y Limited Partners pursuant to this paragraph 3.12.1, without any further Consent or other action by such Partner. The General Partner shall give a Partner notice after the General Partner effects any such reduction in such Partner's New Capital Commitment.

          3.12.2 The Partnership shall "book-up" the Capital Account of each Partner as of the close of business on the day preceding the closing of the August 1996 Offering so that the balance of the Capital Account of each Partner as of that date shall equal the amount of such Partner's Capital Commitment as of that date. After such book-up, when calculating the Adjusted Capital Account of a Partner, only the nonduplicative portion of such Partner's Capital Commitment shall be credited (i.e., the portion of such Partner's Capital
                              ----
Commitment not already reflected in such Partner's Capital Account).

                                  SCHEDULE A
                                  ----------

                           AS OF SEPTEMBER 27, 1996
                           ------------------------

NAME AND ADDRESS
   OF PARTNER                  CLASS OF INTEREST         CAPITAL COMMITMENT
----------------               -----------------         ------------------

GENERAL PARTNER:
---------------

FrontierVision Inc.            General Partnership           $   20,343
1777 South Harrison Street
Suite P 200
Denver, Colorado 80210

LIMITED PARTNERS:
----------------

CLASS X LIMITED PARTNERS:
------------------------

J.P. Morgan Investment              Class X                     173,753
   Corporation
101 California Street
Suite 3800
San Francisco, CA  94111

1818 II Cable Corp.                 Class X                     173,753
c/o Brown Brothers
 Harriman & Co.
59 Wall Street
New York, New York 10005

Olympus Cable Corp.                 Class X                     173,753
c/o Olympus Growth Fund II, L.P.
Metro Center
One Station Place
Stamford, Connecticut  06902

First Union Capital                 Class X                     104,251
   Partners, Inc.                                               -------
One First Union Center
18th Floor
Charlotte, NC  28288

All Class X Limited Partners                                 $  625,510

CLASS Y LIMITED PARTNERS:
------------------------

James C. Vaughn                     Class Y                  $1,067,981
2337 South Cook Street
Denver, Colorado  80210

John S. Koo                         Class Y                  $  320,394
127 Albion Street                                            ----------
Denver, Colorado  80220

                              -------------------


All Class Y Limited Partners                                 $1,388,375

All Limited Partners                                         $2,013,885
                                                             ----------

All Partners                                                 $2,034,228
                                                             ==========


                                       3